Exhibit 99.1

TELEBYTE ANNOUNCES FILING OF FORM 15 TO TERMINATE THE REGISTRATION OF ITS COMMON STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION

GREENLAWN, NY, January 2, 2004 -- Telebyte Inc. (OTC BB: TBTI), a manufacturer of data communications and Telecom equipment, today announced that it is filing a Form 15 with the Securities and Exchange Commission. The effect of this filing is to suspend Telebyte's reporting obligations under the Securities Exchange Act of 1934 and to terminate the registration of its common stock. The Company expects the deregistration to become effective within 90 days of the filing with the SEC. The action is consistent with the Company's previously announced plans.

Under the SEC's rules, a company with fewer than 300 record holders may voluntarily terminate the registration of its securities by filing a Form 15 with the SEC. Telebyte currently has fewer than 300 record holders. Registration of the securities may not terminate until 90 days after the filing of the Form 15; however, the Company's duty to file reports, such as the Form 10-QSB, 10-KSB and 8-K, will be suspended immediately upon the filing of the Form 15. Because the Company's securities will no longer be eligible for listing on the OTC Bulletin Board Exchange, the Company anticipates that its common stock will be delisted as a result of the filing of the Form 15. The Company also anticipates, but cannot guarantee, that, its shares will continue to trade on the over-the-counter market and be quoted in the Pink Sheets' quotation system following the delisting. The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its web site, http://www.pinksheets.com/.

In connection with the deregistration of its common stock, the Company has withdrawn from registration unsold shares of its common stock issuable under its benefit plans and currently registered on Form S-8.

It is the Company's present intention to make available to its shareholders audited annual financial statements. The Company has not yet determined whether and to what extent it will make available other financial information.

The Board of Directors of Telebyte decided to take this action after due consideration and careful analysis. It compared the advantages and disadvantages of deregistering and continuing to operate as a public reporting company. The Board of Directors concluded that the net benefits of deregistering outweighed those of continuing as public reporting company.

In reaching this decision, the Board of Directors focused on shareholder value. As such, it considered a number of factors during its analysis. These included the elimination of the disproportionately large costs, both direct and indirect, associated with the preparation and filing of the Company's periodic reports with the SEC as well as avoidance of the increases in costs associated with being a public company in light of the Sarbanes-Oxley Act of 2002 and related SEC rules. The Board also considered the


      Telebyte, Inc. 270 Pulaski Rd., Greenlawn, NY 11740 | 631.423.3232 |
www.telebyteusa.com                                         Press Release Page 1
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market value that the public markets have historically applied to the Company's shares and took note of the fact that the trading of the Company's stock has historically been limited. Other factors considered included the current lack of coverage by financial analysts, and the Company's ability, as a non-reporting company, to better preserve confidentiality of product and other plans.

Kenneth S. Schneider, Chairman and Chief Executive Officer of Telebyte, has stated "We view this as one component of our mission to deliver value to our shareholders. As a non-reporting company, we not only expect to realize cost savings and avoid anticipated future costs, but also to have more flexibility in operational and strategic matters. The Company's management will be able to devote increased attention and resources to improving the Company's operations, managing liabilities and enhancing the Company's long-term value."

This release may include forward-looking statements concerning Telebyte's intent, belief or current expectations with respect to, among other things, trends affecting its financial condition or results of operations and its business and growth strategies. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties including without limitation, those risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-KSB for the year ended December 31, 2002, that may cause actual results to differ materially from those projected, expressed or implied. Telebyte does not undertake any obligation to update or revise any forward-looking statements, except as required by law.

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Headquartered in Greenlawn, New York, Telebyte, Inc. is a manufacturer of data communications equipment for copper and fiber networks. In addition, the high-tech enterprise designs and manufactures Broadband laboratory and production simulation equipment. Telebyte supports a wide range of communication solutions and services including local-loop simulators, LAN transceivers, interface converters, short-haul modems, and fiber-optic products. Since 1983, the publicly traded company has been dedicated to product quality and customer service, deploying thousands of Telebyte products around the world. Additional information on Telebyte and Nextday.com. can be found at www.telebyteusa.com, www.telebytebroadband.com and www.Nextday.com.


      Telebyte, Inc. 270 Pulaski Rd., Greenlawn, NY 11740 | 631.423.3232 |
www.telebyteusa.com                                         Press Release Page 2